Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Increased Production Guidance

to Benefit from Higher NGL and Oil Price Realizations

DENVER – March 25, 2011 – Bill Barrett Corporation (NYSE: BBG) announced today that the Company is increasing 2011 production guidance to 106 to 110 billion cubic feet equivalent (Bcfe), representing year-over year growth of 10% to 14%. The Company plans to continue development drilling at its liquids-rich Gibson Gulch program as well as benefit from faster drilling times already realized at West Tavaputs. Natural gas liquids (NGLs) and oil prices have risen 17% and 19%, respectively, since November 2010 when the Company put its initial 2011 development program in place. Based on current commodity futures prices, Gibson Gulch oil production and NGL processing revenues are expected to account for more than 50% of pre-hedge revenue from the area, which provides an estimated return on drilling and completion capital of more than 50%.

The updated 2011 program includes running two rigs in Gibson Gulch from April through year-end and is expected to add approximately 3 Bcfe to 2011 production as well as provide potential for 20%-plus production growth in 2012. As a result, the Company is increasing its capital expenditure guidance for 2011. Further, the additional activity will drive operating efficiencies that are expected to reduce total lease operating expenses and gathering, processing and transportation expenses by $0.03 per Mcfe for 2011. The increase in the Company’s 2011 capital budget can be funded with the Company’s undrawn revolving line of credit.

Chairman, Chief Executive Officer and President Fred Barrett comments: “In response to today’s higher oil and liquids price environment, we believe that maintaining two rigs in our Gibson Gulch program will provide increased value from this lower risk development asset. We will direct a solid portion of our capital in 2011 toward our NGL and oil projects, including our goal to continue to expand our Blacktail Ridge oil program where we have recently added a second rig. Higher price realizations, improved operating efficiencies and strong returns at these plays improve operating cash flow and position us for very strong growth in 2012.”

As a result, full year guidance before acquisitions is modified to include:

•	production of 106 to 110 Bcfe;
•	lease operating expenses of $0.56 to $0.60 per Mcfe;
•	gathering, processing and transportation expenses of $0.89 to $0.93 per Mcfe;
•	general and administrative expenses of $45 to $47 million, unchanged; and,
•	capital expenditures of $625 to $645 million.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing certain guidance for 2011 and estimated additional production for 2012. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, oil, NGL and gas price volatility, market conditions, the ability to realize additional operating efficiencies, exploration drilling and testing results, the ability to receive drilling and other permits, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

2